UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2024

KKR & Co. Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34820	88-1203639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Yards
New York, NY 10001
Telephone: (212) 750-8300
(Address, zip code, and telephone number, including
area code, of registrant’s principal executive office.)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	KKR	New York Stock Exchange
4.625% Subordinated Notes due 2061 of KKR Group Finance Co. IX LLC	KKRS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐	Emerging growth company
☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 2.03 is hereby incorporated by reference into this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

364-day revolving credit agreement

On April 4, 2024, KKR Capital Markets Holdings L.P. and certain other capital market subsidiaries (collectively, the “Borrowers”) of KKR & Co. Inc. (together with its subsidiaries, “KKR”) replaced their existing 364-day revolving credit agreement with a new 364-day revolving credit agreement with a later maturity (the “364-Day Agreement”) with Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto. The 364-Day Agreement provides for revolving borrowings of up to $750 million, expires on April 3, 2025 and ranks pari passu with the existing $750 million revolving credit facility provided by the Borrowers for KKR’s capital markets business (which was concurrently amended and restated, as described below). The prior 364-day revolving credit agreement, dated as of April 7, 2023, between the Borrowers and Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto, was terminated according to its terms on April 4, 2024.

If a borrowing is made under the 364-Day Agreement, the interest rate will vary depending on the type of drawdown requested. If the borrowing is (i) denominated in U.S. dollars and a term rate, it will be based on term Secured Overnight Financing Rate (SOFR), (ii) denominated in euros, it will be based on EURIBOR and (iii) denominated in pounds sterling, it will be based on the Sterling Overnight Interbank Average Rate (SONIA), in each case, plus the applicable margin which ranges initially between 1.50% and 2.75%, depending on the duration of the loan. If the loan is an ABR Loan, it will be based on the greater of (i) the federal funds rate plus 0.50% and (ii) term SOFR for one-month tenor plus 1.00%, in each case, plus the applicable margin which ranges initially between 0.50% and 1.75% depending on the amount and nature of the loan. Borrowings under the 364-Day Agreement may only be used to facilitate the settlement of debt transactions syndicated by KKR’s capital markets business. Obligations under the 364-Day Agreement are limited to the Borrowers, which are solely entities involved in KKR’s capital markets business, and liabilities under the 364-Day Agreement are non-recourse to other parts of KKR.

The 364-Day Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including a financial covenant providing for a maximum debt to equity ratio for the Borrowers. The Borrowers’ obligations under the 364-Day Agreement are secured by certain assets of the Borrowers, including a pledge of equity interests of certain subsidiaries of the Borrowers.

5-year revolving credit agreement

On April 4, 2024, the Borrowers also entered into a fourth amended and restated 5-year revolving credit agreement (the “5-Year Agreement”) with Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto. The 5-Year Agreement provides for revolving borrowings of up to $750 million with a $750 million sublimit for letters of credit, expires on April 4, 2029 and ranks pari passu with the $750 million 364-Day revolving credit facility (described above). The prior third amended and restated 5-year revolving credit agreement, dated as of March 20, 2020 (as amended), between the Borrowers, Mizuho Bank, Ltd., as administrative agent, and the lenders party thereto, was terminated according to its terms on April 4, 2024 and replaced by the 5-Year Agreement.

If a borrowing is made on the 5-Year Agreement, the interest rate will vary depending on the type of drawdown requested.  If the borrowing is (i) denominated in U.S. dollars and a term rate, it will be based on term SOFR, (ii) denominated in euros, it will be based on EURIBOR and (iii) denominated in pounds sterling, it will be based on SONIA, in each case, plus the applicable margin which ranges initially between 1.75% and 3.00%, depending on the amount and nature of the loan. If the loan is an ABR Loan, it will be based on the greater of (i) the federal funds rate plus 0.50% and (ii) term SOFR for one-month tenor plus 1.00%, in each case, plus the applicable margin which ranges initially between 0.75% and 2.00% depending on the amount and nature of the loan. Obligations under the 5-Year Agreement may only be used for KKR’s capital markets business, and its only obligors are entities involved in KKR’s capital markets business, and its liabilities are non-recourse to other parts of KKR’s business.

The 5-Year Agreement contains customary representations and warranties, events of default, and affirmative and negative covenants, including a financial covenant providing for a maximum debt to equity ratio for the Borrowers. The Borrowers’ obligations under the 5-Year Agreement are secured by certain assets of the Borrowers, including a pledge of equity interests of certain subsidiaries of the Borrowers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR & CO. INC.

Date: April 10, 2024	By:	/s/ Christopher Lee
	Name:	Christopher Lee
	Title:	Secretary